U. S. Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) October 14, 2002

Commission file number     0-26013

MULTI-LINK TELECOMMUNICATIONS, INC.
(Exact name of small business issuer
as specified in its charter)

    Colorado                                                            84-1334687
    (State or other jurisdiction of                                  (IRS Employer Identification No.)
incorporation or organization)

4704 Harlan Street, Suite 420, Denver, CO 80212
(Address of principal executive offices)

(303) 831-1977
(Issuer's telephone number)

Not Applicable
(Former name, former address, and former fiscal year,
if changed since last report)

ITEM 5. OTHER EVENTS

        As reported on Form 8-K on March 26, 2002, Multi-Link Telecommunications, Inc. (the “Company) entered into a modification and forbearance agreement with its primary lender, Westburg Media Capital, L.P. (“Westburg”), on March 19, 2002. Pursuant to the agreement, Westburg waived all defaults under the financing arrangement until July 31, 2002, and the maturity date of the Company’s debt was accelerated to July 31, 2002 from October 31, 2003. As a result of these modifications, the Company determined to take certain actions to repay the debt to Westburg.

        In April of 2002 an investment banking firm, Santa Fe Capital Group (“Santa Fe”), on behalf of the Company, began the process of valuing and marketing the Company’s four regional operating businesses in order to pursue one or more asset sales that would provide sufficient proceeds to allow the Company to repay all of its outstanding debts. During the process Santa Fe sent hundreds of inquiries to companies in the telecommunications industry soliciting interest in the assets of the Company’s operating subsidiaries.

        Initial interest in the operating businesses was high, and on May 7th 2002 Santa Fe notified the Company that it had received “substantial interest” in the businesses and advised that it expected to achieve an aggregate sales price in excess of $10 million for the operating subsidiaries. This compared to $5.3 million of total debt at that time.

        On May 17, 2002 the Company filed its quarterly report for the period ended March 31, 2002 on Form 10-QSB in which it noted the default on its equipment debt and noted the appointment of Santa Fe Capital to value and sell its operating businesses.

        By July 26, 2002, the bid deadline, the Company had received preliminary offers from five different parties for all or part of the assets. Notwithstanding the earlier indications of potential value communicated by Santa Fe, it was immediately clear that the total proceeds of all the proposed sales would be insufficient to pay all creditors, and that there would be no value to stockholders from the sales.

        On August 7, 2002 the Board of Directors of the Company (the “Board”), after considering the various offers in light of the Board’s fiduciary duties to shareholders and creditors of the Company’s subsidiaries, determined that the best course of action was to accept bids of $700,000 for substantially all of the assets of VoiceLink, Inc., the Company’s Atlanta subsidiary (“VoiceLink”), and $405,000 for substantially all of the assets of One Touch Communications, Inc., the Company’s Raleigh subsidiary (“One Touch”). Accordingly, the Company entered into letters of intent for the proposed asset sales on August 9. A key condition of the purchases is that all employees and trade vendors be paid in full so that business operations would continue uninterrupted.

        The Board also considered offers for the assets of Multi-Link Communications, Inc., the Company’s Denver subsidiary (“Communications”). The second highest bid, made by the party who successfully bid for the VoiceLink and One Touch assets, was $1,100,000 and did not include the assumption of any of the liabilities of Communications. The highest bid for this business was from a company controlled by Nigel Alexander, an executive officer and director of the Company. The offer was valued at approximately $2,600,000, including cash, assumption of certain existing accounts payable and customer deposits, and the assumption of future contract obligations including office lease, telephony network and equipment co-location expenses. The Board, with Mr. Alexander abstaining, determined that Mr. Alexander’s offer was the superior offer, but to demonstrate complete impartiality, elected to extend the bidding period for the assets of Communications for an additional month to see if a higher offer could be obtained.

        On July 31, 2002, the modification and forbearance agreement expired and the debt to Westburg became immediately due and payable, together with applicable interest.

        On August 14, 2002 the Company failed to file its Form 10-QSB for the quarter ended June 30, 2002 due to the absence of the required reviewed financial statements caused by the Company’s inability to pay the necessary fees of its outside auditors.

        On August 19, 2002 Westburg notified the Company of a monetary default due to the failure of the Company to repay its outstanding debt by the July 31 due date. The amount claimed was $2,015,277, including $14,977 of accrued interest and $12,500 of legal fees.

        The proposed purchaser of the One Touch and VoiceLink assets completed its due diligence on August 21. As a result of the due diligence, the purchaser offered the reduced price of $600,000 for the VoiceLink assets and $400,000 for the One Touch assets. After considering the revised offers and all alternative offers, the Board determined that accepting the revised offers was in the best interests of the Company and the creditors of VoiceLink and One Touch. The Company entered into revised letters of intent for the transactions reflecting the new prices on August 28.

        On August 30, 2002 due to the absence of any additional offers in the extended bidding process, the Board, with Nigel Alexander abstaining, determined it to be in the best interests of the Company and the creditors of Communications to accept the offer to sell substantially all of the assets of Communications to the company controlled by Nigel Alexander on the same terms originally offered. The Company entered into a letter of intent for the transaction on August 30. A condition of the purchase is that all employees and trade vendors be paid in full so that business operations would continue uninterrupted.

        Immediately following the execution of the letters of intent, the Company and the prospective purchasers began negotiating and drafting definitive documents for the various transactions.

        On September 11, 2002 a revised Letter of Intent was signed with the company controlled by Nigel Alexander reflecting a change in the structure of the offer. The value remained the same, but the cash component was increased substantially and the assumption of existing debt correspondingly decreased.

        On September 12, 2002 the Board received an opinion from Corporate Finance Group Inc., Certified Valuation Analysts, stating that the sale transactions defined by the various letters of intent are fair to the creditors and other stakeholders of the various subsidiary companies in all respects. Based on the terms of the letters of intent, all employees and trade creditors of the three operating subsidiaries will be paid, but secured lenders will suffer significant shortfalls.

        Upon the closing of the contemplated sales of the assets of the three subsidiaries, proceeds from the sales of the assets would be utilized first to pay employees and trade creditors for essential services as specifically required for the continuation of the businesses. Any remaining proceeds would be used to repay secured lenders in accordance with agreements reached with each secured lender of each subsidiary. There will be a substantial shortfall to secured lenders, and there will be no payments or dividends paid to the Company from the transactions.

        On October 14, 2002 Westburg notified the Company of its intent to enforce its security interest in the assets of VoiceLink, One Touch and Communications through foreclosure and a public auction sale. Westburg has advised the Company that it will hold a public auction on October 30, 2002, and that, in the absence of higher offers, it would likely sell the assets for the amounts outlined in the various letters of intent signed by the Company if the buyers under the letters of intent decide to proceed to purchase the assets of the operating subsidiaries through the foreclosure sale.

        Since both purchasers have indicated their willingness to participate in the public auction process with purchase prices equivalent to their letters of intent, this auction sale program offers the opportunity for additional bidders to participate, which may result in a higher sale price being received by the Company. After considering the extensive marketing program already undertaken by Santa Fe and the lack of other alternatives, the Board has decided that Westburg’s foreclosure and sale offers the best opportunity to achieve the highest price for these assets. We expect the foreclosure sales to be completed on or about October 30, 2002.

        On October 15, 2002 the Company entered into a letter of intent with Instaphone Inc. for the sale of Multi-Link Communications, LLC (“LLC”), its Midwest operating subsidiary, whose assets are not subject to Westburg’s security interest. If this transaction is not completed for any reason, and subject to creditor support, the Company currently intends to operate the business of LLC over the next two years in order to generate cash to partially pay creditors of LLC. The Company expects that there will be no cash available after the sale or operation and eventual liquidation of the business of LLC to provide any distribution to the Company.

        Based on the best estimates of Management it is virtually certain that the secured lenders of all the operating subsidiaries will suffer shortfalls, and that there will be no surplus available in the Company to pay its own obligations, or to make payments under cross guarantees or to pay dividends to shareholders.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS

        (c)     Exhibits

                 None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                       MULTI-LINK TELECOMMUNICATIONS, INC.

Date         October 18, 2002                                                           By: /s/ David J. Cutler
                                                                                                              David J. Cutler, Chief Financial Officer